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                                  EXHIBIT 10.10

                                    AGREEMENT

         This Agreement is entered into this ___ day of August, 1997 between Tangent Associates, Inc., a Florida corporation whose principal place of business is 5000 S.W. 52 Street, Davie, Florida ("Tangent") and Precis Smart Card Systems whose principal place of business is ________________ _____________________________ ("Precis").

         Tangent provides point of sale and inventory control systems for food and beverage concessions. Tangent is party to an agreement (the "Kiel Center Agreement") dated as of August ___, 1997 with ___________ ("Kiel") which is attached hereto as Exhibit A, pursuant to which Tangent has agreed, among other things, to upgrade the system manufactured by Tangent that is currently installed at the Kiel Center in St. Louis, Missouri, and to supply so-called "smart cards" to the Kiel Center for use in food and beverage concessions. Precis designs, manufactures and sells equipment to read information from and store information on smart cards. Tangent and Precis desire to work together to design, manufacture and sell smart card systems for installation at the Kiel Center (the "Kiel Center Project"), all on the terms and conditions set forth below.

         1.       CERTAIN DEFINITIONS.

                  a. "ADVERTISING SPONSORSHIP SALES" means the revenue generated pursuant to Section 6.3 of the Kiel Center Agreement.

                  b. "COLLECTOR SALES" means sales of Smart Cards by Tangent pursuant to Section of 6.2 the Kiel Center Agreement.

                  c. "COLLECTOR" means the ultimate purchaser of a Smart Card sold in a Collector Sale.

                  d. "HEREOF" "HEREIN" and "HEREUNDER" when used in this Agreement shall refer to the Agreement as a whole, unless the context otherwise requires.

                  e. "SMART CARD" shall mean the card containing microchip technology permitting the storing, retrieval and restoring of information (such as an encrypted dollar value) relating to cardholders or card use and intended for use in the Smart Card Program.

                  f. "SMART CARD DESIGN" shall mean designs, drawings, and depictions appearing on Smart Cards used in connection with the Smart Card Program or otherwise in connection with the Agreement or the Kiel Center Agreement, including any Third Party Intellectual Property incorporated therein.

                  g. "SPECIALTY EQUIPMENT" means the Smart Card-related equipment and software installed in connection with the Upgrade.

                  h. "INTELLECTUAL PROPERTY" means all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof, all copyrightable works and copyrights, and all mask works and all applications, registrations, and renewals in connection therewith.

                  i. "THIRD PARTY INTELLECTUAL PROPERTY" means all Intellectual Property owned by persons other than Tangent, Precis and Kiel.

                  j. "TANGENT INTELLECTUAL PROPERTY" means all Intellectual Property owned by Tangent prior to the date hereof.

                  k. "PRECIS INTELLECTUAL PROPERTY" means all Intellectual Property owned by Precis prior to the date hereof.

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                  l. "JOINT INTELLECTUAL PROPERTY" means all Intellectual
Property that may be developed jointly by the parties hereunder in connection with the Kiel Center Project.

                  m. "UPGRADE" means the upgrade described in Section 2.1 of the Kiel Center Agreement, as the Kiel Center Agreement may be amended from time to time by Tangent and Kiel.

         2.       SUPPLY OF EQUIPMENT

                  a. Precis shall supply such Specialty Equipment as may be needed to accomplish the Upgrade. In connection therewith, Precis shall, among other things:

                     (1) Provide smart card readers (Verifone SC450) with the appropriate programming to read and devalue cards in conjunction with the Tangent Model 9310 POS unit;

                     (2) Provide 20,000 Smart Cards, programmed and initialized with appropriate values to Kiel in discharge of Tangent's obligations under Section 3.1 of the Kiel Center Agreement.

                     (3)     Provide up to 50,000 Smart Cards for Collector
        Sales.

                     (4) Provide Tangent with ten completely valued sets of each card created with a particular Smart Card Design.

                     (5) Provide appropriate software for use with the Specialty Equipment that will permit card security, database functions, accounting functions, all as more particularly described on Schedule 1 hereto and, in any event, sufficient for Tangent and Kiel to provide reports and other functions as contemplated by the Kiel Center Agreement;

                     (6) Provide test equipment and cards at the request of Tangent for the purpose of assuring that the Upgraded System functions as required; and

                     (7) Provide equipment necessary (in Tangent's discretion) for sales demonstrations and trade shows and for other sales and marketing activities.

        b. Upon acceptance of delivery of the Specialty Equipment by Tangent at the Kiel Center, title to an undivided one-half interest in such Specialty Equipment shall pass to Tangent, free and clear of all liens and encumbrances other than an undivided one-half interest therein retained by Precis. Precis acknowledges and agrees that unencumbered title to all Specialty Equipment shall pass to Kiel under certain circumstances, as provided in the Kiel Center Agreement, and Precis agrees that it shall sell, transfer and convey all of its right, title and interest in and to the Specialty Equipment if, in Tangent's sole determination, passage of such title is appropriate as provided in the Kiel Center Agreement.

         3.       Smart Card Design

                  Upon request of Tangent, Precis shall consult with Tangent in the development of Smart Card Designs (both for use in the Smart Card Program and with for use in marketing such cards to card Collectors), assistance in the development of card issuing and sales strategies, and training to Kiel management and supervisory personnel on the control and use of the cards as a means for settling customer transactions.

         4.       Cost Sharing

                  a. Against appropriate documentation therefor, within 45 days of the end of each calendar quarter beginning with the quarter ending December 31, 1997, Tangent shall reimburse Precis for 50% of the costs incurred by Precis in connection with the Kiel Center Project. These costs include, without limitation, costs of Specialty Equipment, costs of development of software, costs of Smart Cards provided pursuant to Section _________ (hereof, costs of installation

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of Specialty Equipment at the Kiel Center, shipping costs, and labor costs
(but not to include overhead, management labor costs, or capital expenditures).

                  b. Against appropriate documentation therefor, within 45 days of the end of each calendar quarter beginning with the quarter ending December 31, 1997, Precis shall reimburse Tangent for 50% of the costs incurred by Tangent in connection with the Kiel Center Project. These costs include, without limitation, costs of design, costs of installation, consulting costs, costs to train Kiel Center personnel, costs of sales and marketing of Collector Cards, and costs of creating Smart Card Designs (but not to include overhead, management labor costs, or capital expenditures).

         5.       Revenue Sharing

                  Within 45 days of the end of each calendar quarter beginning with the quarter ending December 31, 1997, and until the expiration or earlier termination of this Agreement, Tangent shall pay to Precis a share of revenues received by Tangent as a result of Advertising Sponsorship Sales and Collector Sales, all in accordance with the schedule set forth on
SCHEDULE 2 hereof, less amounts remitted to the Kiel Center in accordance with the Kiel Center Agreement.

         6.       Smart Card Designs/Intellectual Property Matters.

                  a. Any Smart Card Designs together with all United States and foreign copyrights thereto, that are created by Tangent and do not constitute Third Party Intellectual Property, shall be the sole and exclusive property of Tangent, its successors and assigns. In this regard:

                  (1) Tangent, its successors and assigns, shall have the sole and exclusive right to secure, register and/or otherwise perfect all claim to copyright(s) on the Smart Card Designs in the United States and throughout the world in its own name or in the name of its nominee.

                  (2) Tangent, its successors and assigns, in their sole discretion, shall have the absolute and exclusive right to use and/or license, transfer or otherwise dispose of the Smart Card Designs, any and all worldwide copyrights therein and/or copies of the Smart Card Designs and derivative works based thereon throughout the world in any manner whatsoever without notifying, consulting or accounting to Kiel.

                  (3) Precis shall execute such documents and, at the expense of Tangent, its successors and assigns, shall take such actions as may be reasonably requested by any of them to secure, perfect, enforce and/or otherwise protect Tangent's right, title and interest in and to the Smart Card Designs, including but not limited to all worldwide copyrights in such designs.

                  (4) Precis does hereby expressly and knowingly relinquish and waive any and all right(s) to claim authorship of Smart Card, any portion thereof or any derivative work(s) based thereon.

                  b.       Ownership of Intellectual Property.

                  (1) All Precis Intellectual Property and Intellectual Property developed solely by Precis during the term of the Kiel Center Agreement shall be owned by Precis.

                  (2) All Tangent Intellectual Property and Intellectual Property developed by Tangent during the term of the Kiel Center Agreement shall be owned by Tangent.

                  (3) All Joint Intellectual Property shall be [jointly owned by the parties as tenants in common.]

                  c. Notwithstanding the foregoing, Precis produce for itself ten completely valued sets of each card created with a particular Smart Card Design. In no event shall Precis sell or distribute any Smart Cards without Tangent's prior written consent.

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                  d. Precis warrants to Tangent that Precis owns or otherwise holds all rights necessary to make, use, sell, offer for sale, advertise and distribute products currently made, used, sold offered for sale, advertised and distributed by Precis, free and clear from all claims, liens and encumbrances of third parties, except for the obligations under those agreements and licenses listed on Schedule 3 hereto.

                  e. Tangent warrants to Precis that Tangent owns or otherwise holds all rights necessary to make, use, sell, offer for sale, advertise and distribute products currently made, used, sold offered for sale, advertised and distributed by Tangent free and clear from all claims, liens and encumbrances of third parties, except for the obligations under those agreements and licenses listed on Schedule 4 hereto.

         7. Warranty. Each party hereto warrants that under normal use and service its products are free from defects in design and workmanship. Each party warrants that the products of each delivered by each for use in connection with the Kiel Center Project will be complete and in conformity with the products regularly supplied by each to purchasers and lessees of its products.

         8. Term and Termination. This Agreement shall be for a period of six years from the date hereof unless sooner terminated in accordance with the following provisions:

                  a. Tangent may, at its option, terminate this Agreement at any time if the Kiel Center Agreement is terminated for any reason.

                  b. Tangent may terminate this Agreement:

                     (1) On or before _________, 19__, if Tangent is unable to obtain licenses for Third Party Intellectual Property as provided in
        Section 8.2 of the Kiel Center Agreement; or

                     (2) On or before __________, 1997 for any reason or for no reason, in Tangent's sole discretion.

                  c. Either party may terminate this Agreement if the other party becomes unable to pay its respective debts, becomes insolvent, and/or if a receiver is appointed or applied for against such party, or if a petition in bankruptcy, insolvency or corporate reorganization is filed by or against such party and such petition is not vacated within sixty days of such filing;

                  d. Either party may terminate this Agreement upon written notice to the other that such party is unable to perform as provided hereunder due to labor disputes, fire, casualties and accidents, acts of the elements, acts of a public enemy, sovereign acts or regulations and any other causes beyond the control of such party, its agents, employees or officers.

                  e. The provisions of Sections __ and __ shall survive the expiration or termination of this Agreement.

         9.       Miscellaneous Provisions

                  a. ASSIGNMENT. This Agreement shall be binding upon the parties and their respective successors and assigns. The rights and obligations of the either may not be assigned without the prior written consent of the other.

                  b. INDEMNIFICATION.

                     (1) Precis shall defend, indemnify and hold Tangent harmless from and against any material liabilities, damages or losses (other than loss of potential sales and profits), and from any claims, suits, proceedings, demands, recoveries or expenses, in connection with the Smart Card Program arising out of, based on, or caused by (a) activities conducted by Precis or the failure by Precis to conduct activities, in connection with the Kiel Center Project or
        (b) the material breach of performance by Precis of any of its obligations hereunder; provided, however, that Tangent shall make no claims under this provision until and unless the aggregate amount

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         of all such claims exceeds the amount of $____________.

                     (2) Tangent shall defend, indemnify and hold Precis harmless from and against any material liabilities, damages or losses (other than loss of potential sales and profits), and from any claims, suits, proceedings, demands, recoveries or expenses, in connection with the Kiel Center Project arising out of, based on, or caused by the material breach of performance by Tangent of any of its obligations hereunder; PROVIDED, however, that Precis shall make no claims under this provision until and unless the aggregate amount of all such claims exceeds the amount of $____________.

                  c. DISCLAIMER OF WARRANTIES AND LIMITATIONS OF LIABILITIES. Except for its express representations, warranties and covenants contained in this Agreement, Tangent DISCLAIMS ALL WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE FOREGOING, TANGENT SHALL NOT BE LIABLE FOR LOST PROFITS, LOST BUSINESS OR ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES CLAIMED BY PRECIS IN CONNECTION WITH THIS AGREEMENT OR THE SMART CARD PROGRAM.

                  d. RELATIONSHIP OF THE PARTIES. The Parties hereto agree that they are independent contractors under this Agreement, and no agency, employment, partnership, joint venture or franchise relationship is created or shall be deemed to be created hereunder. Neither party shall have, and neither shall represent to have, any power, right or authority to bind the other or to assume or create any obligation or responsibility, express or implied, on behalf of the other party or in the other party's name, except as herein expressly permitted.

                  e. CONFIDENTIALITY. Tangent and Precis acknowledge that by reason of their relationship to each other hereunder, each will have access to certain information and materials concerning the other's business, plans, customers and products (including but not limited to information and materials contained in technical data provided from time to time) which is confidential and of substantial value to the owner, which value would be impaired if such information were disclosed to third parties. Except for information that (a) is, at the time of disclosure, a part of the public domain or thereafter becomes a part of the public domain through no violation of this Agreement; (b) was available to the receiving party on a non-confidential basis prior to its disclosure to the other party, (c) becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party, provided that such source is not bound by a confidentiality agreement with the disclosing party, or (d) is required to be disclosed in a filing required by law or by statutory regulation, without the prior written consent of the other party, Tangent and Precis agree that they, and their directors, officers and professional staff, shall not use in any way, for their own account or the account of any third party, nor disclose to any third party, any such confidential information which is revealed to either by the other party. Each will take every reasonable precaution to protect the confidentiality of such information. On termination of this Agreement, there shall be no use or disclosure by either party of any confidential information previously disclosed to such party by the other for one year from the date of termination of this Agreement.

                  f. ARBITRATION.

                     (1) Except for any action seeking equitable relief by one of the parties hereto for a breach by the other, any dispute, controversy or claim arising under, out of, in connection with, or in relation to this Agreement, or the negotiation, execution or breach thereof, shall be determined and settled by final and binding arbitration in Broward County, Florida, in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association (the "Rules"), and judgment upon the award rendered by the arbitrator may be entered in the state courts of Broward County, Florida. The arbitration shall be conducted by a single arbitrator selected by the parties. If the parties have not selected an arbitrator within thirty days of written demand for arbitration by either party, the arbitrator shall be selected by the American Arbitration Association pursuant to the Rules. The expenses of arbitration shall initially be shared equally by the parties, but the share of the prevailing party shall be reimbursed by the party against whom the award is rendered.

                     (2) In the event that (a) the arbitrator in an arbitration proceeding commenced in accordance with this Section _ determines that the matter is not susceptible of arbitration or that the relief sought is not obtainable in arbitration, (b) the laws of the State of Florida permit a party to seek certain rights or

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         remedies prior to the commencement of an arbitration proceeding, or (c)
         any action seeking equitable relief is commenced by one of the parties hereto for breach, the parties hereto agree and consent to the exclusive jurisdiction and venue of the state courts of Broward County, Florida or in the United States District Court for the Southern
         District of Florida, for such purpose or purposes.

                     (3) Should any party to this Agreement institute an arbitration proceeding as provided in this Section ____ or any other legal action or proceeding permitted by the immediately preceding paragraph of this Section _____, to enforce the terms, conditions and provisions of this Agreement, or to recover damages or obtain any other relief, including equitable relief, in connection with any matters arising out of or in connection with this Agreement, the prevailing party shall be entitled to all arbitration fees, arbitration and/or court costs and reasonable attorneys' and paralegal fees and expenses, including in any pre-arbitration or pre-trial, appellate, post- award or post-judgment and related bankruptcy proceedings.

                  g. GOVERNING LAW. This Agreement is made in the State of Florida, United States of America and shall be governed by and construed by the internal laws of the State of Florida without regard to conflicts of laws principles.

                  h. NOTICES. Any notices, consents, approvals or other communications required or permitted under this Agreement shall be hand-delivered or sent by U.S. Certified or Registered Mail, postage prepaid and return receipt requested, or by express or overnight courier service, or by facsimile (confirmed by telephone), shall be in writing and shall be deemed given on the date of hand-delivery or confirmed receipt, or if mailed on the third business day after dispatch, and shall be sent to the addresses and to the attention of the persons set forth below, or to such other address or person as a party may specify by notice:

                     IF TO TANGENT:                       COPY TO:
                     Tangent Associates, Inc.        Holland & Knight, LLP
                     Attn: Steve Weiss               Attn: Steven Sonberg
                     5000 SW 52 Street               One East Broward Boulevard
                     Davie, FL 33314                 Fort Lauderdale, FL
                     Fax: 954-797-9887               Fax: 954-463-2030

                     IF TO PRECIS:                        COPY TO:


                  i. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of, and supersedes any prior agreements or understandings between, the parties hereto regarding the subject matter of this Agreement, and no amendment, alteration or waiver of this Agreement shall be valid or binding unless made in writing and signed by both parties.

                  j. WAIVER. Either party's failure to insist upon strict performance by the other of any terms or conditions herein shall not be construed as a permanent waiver of any of the terms or conditions contained herein.

                  k. SEVERABILITY. Any provision in this Agreement found to be void, voidable or unenforceable shall not affect the validity or enforceability of any other provision in this Agreement. In the event that any provision of this Agreement shall be declared void, voidable or unenforceable by a court of competent jurisdiction, said provision shall be deemed to be amended to provide the party seeking to enforce this Agreement the greatest protection available under law.

                  l. WAIVERS/RIGHTS CUMULATIVE. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

                  m. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

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         IN WITNESS WHEREOF, the parties below have executed this Agreement as of the date first above written.


                                       Tangent Associates, Inc.


                                       By:___________________________________
                                                Steve Weiss, President


                                       Precis Smart Card Systems


                                       By:___________________________________


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